Press Release

Clean Harbors Announces Record Third Quarter 2006
Revenue and Profitability

Company Generates Growth Across Business Segments;

Integration of Teris Acquisition Underway

Norwell, MA — November 8, 2006 — Clean Harbors, Inc. (“Clean Harbors”) (NASDAQ: CLHB), the leading provider of environmental and hazardous waste management services throughout North America, today announced record financial results for the third quarter ended September 30, 2006.

For the third quarter of 2006, Clean Harbors reported a 20 percent increase in revenue to $213.9 million, from $178.6 million reported in the third quarter of 2005.  The Teris acquisition, which was completed in mid-August 2006, contributed approximately $8 million of the $35 million increase.  Income from operations increased 77 percent to $21.8 million from $12.3 million in the third quarter of 2005.  Third-quarter 2006 income from operations includes an $8.4 million pre-tax net benefit related to changes in estimated environmental liabilities, a $2.5 million pre-tax depreciation expense related to the impairment of Clean Harbors’ Plaquemine, Louisiana facility that was recently closed, and approximately $2 million of costs associated with the Teris acquisition.

Net income attributable to common stockholders was $21.0 million, or $1.02 per diluted share, for the third quarter of 2006.  This compares with $5.5 million, or $0.31 per diluted share, in the same period of 2005.  Third-quarter net income attributable to common stockholders reflects the previously mentioned items as well as a $7.4 million tax benefit associated with the release of the valuation allowance on certain net deferred tax assets.

For the third quarter of 2006, EBITDA, which includes the net change in estimated environmental liabilities and the costs associated with Teris, increased 60 percent to $35.4 million from $22.1 million for the quarter ended September 30, 2005.  See below for a description of EBITDA and a reconciliation to GAAP results.

Comments on the Third Quarter

“Clean Harbors delivered another record breaking quarter,” stated Alan S. McKim, Chairman and Chief Executive Officer.  “Continued growth across all our business lines enabled us to surpass the $200 million revenue mark, exclusive of the Teris contribution.”

“Our Technical Services business sustained the momentum it has maintained throughout 2006 as we continue to win large scale projects that drive substantial volumes to our disposal facilities,” McKim said.  “Despite scheduled maintenance at several locations, incineration volumes were very strong in the quarter as we achieved utilization of 91%. Landfill volumes were marginally higher than last year as an increase at our U.S. landfills was offset by a moderate decrease at one of our Canadian landfills.”

42 Longwater Drive • PO Box 9149 • Norwell, Massachusetts 02061-9149 • 800.282.0058 • www.cleanharbors.com

“Growth within Site Services helped fuel our performance in the quarter as our reputation for responsiveness and superior service continues to resonate with customers,” McKim said. “During the third quarter, we secured nearly $8 million from a variety of small scale emergency response projects, including ongoing clean-up work in the Gulf Coast region.  We also continued our steady geographic expansion with the opening of another Site Services branch during the quarter.”

“We continued to successfully manage our environmental liabilities, and have once again reduced our total environmental liabilities and cash outlay,” McKim said. “During the third quarter, we reduced environmental reserves and estimated future potential costs by $8.4 million.  The sizable environmental benefit was primarily related to a court settlement between certain third parties, which are not affiliated with Clean Harbors, relating to a potential Superfund site.”

“The Teris acquisition supported our top-line results in the quarter with an $8 million contribution,” McKim said. “However, the initial integration process of Teris negatively impacted EBITDA both directly and indirectly. We estimate the impact of the acquisition lowered third-quarter EBITDA by approximately $2 million. Upon the closing of the acquisition we made the decision to shut down the Teris incineration facility to install some equipment upgrades and perform a full internal inspection of the two incinerators.  We also incurred a considerable amount of operational expenses related to the acquisition including additional legal fees, consulting fees and travel expenses for our integration teams.  Despite these one-time acquisition-related costs, we exited the third quarter with Teris’ operations performing well and remain confident that the acquisition will be accretive by year-end.”

Non-GAAP Third-Quarter Results

Clean Harbors reports EBITDA results, which are non-GAAP financial measures, as a complement to results provided in accordance with accounting principles generally accepted in the United States (GAAP) and believes that such information provides additional useful information to investors since the Company’s loan covenants are based upon levels of EBITDA achieved.  The Company defines EBITDA in accordance with its existing credit agreement, as described in the following reconciliation showing the differences between reported net income and EBITDA for the third quarter and first nine months of 2006 and 2005 (in thousands):

	For the three months ended:		For the nine months ended:
	September 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
Net income	$21,005	$5,457	$35,182	$17,669
Accretion of environmental liabilities	2,580	2,633	7,633	7,883
Depreciation and amortization	11,063	7,163	26,296	21,517
Loss on early extinguishment of debt	—	—	8,290	—
Interest expense, net	3,254	5,884	9,303	17,791
Provision for (benefit from) income taxes	(2,585)	887	1,579	1,900
Other (income) expense	111	83	273	(427)
Equity interest in joint venture	(11)	—	(11)	—
EBITDA	$35,417	$22,107	$88,545	$66,333

Business Outlook and Financial Guidance

McKim concluded, “Fiscal year 2006 is shaping up to be the strongest in Clean Harbors’ history.  The Teris acquisition has opened up additional revenue streams for the Company and will further strengthen our market position in the drum and smaller container market. We believe that we can achieve cost efficiencies and gains in productivity at Teris’ operations in the quarters ahead.  Within Technical Services, we will continue to leverage our unique network of waste collection and disposal facilities to serve our customers and pursue a broad array of opportunities, particularly large scale projects.  For Site Services, we will continue to expand our geographic footprint by opening new offices to service our customers.

Based on the Teris operating results to date and current market conditions, the Company expects revenues for the fourth quarter of 2006 to be in the range of $210 million to $215 million, and EBITDA to be in the range of $29 million to $31 million.

Conference Call Information

Clean Harbors will conduct a conference call for investors to discuss the information contained in this press release today, Wednesday, November 8 at 9:00 a.m. (ET).  Investors who want to hear a webcast of the call should log onto www.cleanharbors.com and select “Investor Relations.”  In addition, if you are unable to listen to the live webcast, the call will be archived on the investor section of the website.

Those who wish to listen to the third-quarter conference call webcast should visit the Investor Relations section of the Company’s website at www.cleanharbors.com.  The live call also can be accessed by dialing 800.406.5345 or 913.981.5571 (confirmation code: 7831354) prior to the start of the call.  If you are unable to listen to the live call, the webcast will be archived on the Company’s website.

About Clean Harbors, Inc.

Clean Harbors, Inc. is North America’s leading provider of environmental and hazardous waste management services.  With an unmatched infrastructure of 49 waste management facilities, including nine landfills, six incineration locations and six wastewater treatment centers, the Company provides essential services to more than 45,000 customers, comprising more than 175 Fortune 500 companies, thousands of smaller private entities and numerous federal, state and local governmental agencies.  Headquartered in Norwell, Massachusetts, Clean Harbors has more than 100 locations strategically positioned throughout North America in 37 U.S. states, six Canadian provinces, Mexico and Puerto Rico.  For more information, visit www.cleanharbors.com.

Safe Harbor Statement

Any statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties.  These forward-looking statements are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans to,” “estimates,” “projects,” or similar expressions.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in these forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof.  The Company undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements other than through its various filings with the Securities and Exchange Commission.  Furthermore, all financial information in this press release is based on preliminary data and is subject to the final closing of the Company’s books and records.

A variety of factors beyond the control of the Company may affect the Company’s performance, including, but not limited to:

•                  The Company’s ability to successfully integrate Teris’ operations and assets into its existing network of services and disposal facilities;

•                  The Company’s ability to manage the significant environmental liabilities which it assumed in connection with the CSD and Teris acquisitions;

•                  The availability and costs of liability insurance and financial assurance required by governmental entities relating to our facilities;

•                  The effects of general economic conditions in the United States, Canada and other territories and countries where the Company does business;

•                  The effect of economic forces and competition in specific marketplaces where the Company competes;

•                  The possible impact of new regulations or laws pertaining to all activities of the Company’s operations;

•                  The outcome of litigation or threatened litigation or regulatory actions;

•                  The effect of commodity pricing on overall revenues and profitability;

•                  Possible fluctuations in quarterly or annual results or adverse impacts on the Company’s results caused by the adoption of new accounting standards or interpretations or regulatory rules and regulations;

•                  The effect of weather conditions or other aspects of the forces of nature on field or facility operations;

•                  The effects of industry trends in the environmental services and waste handling marketplace; and

•                  The effects of conditions in the financial services industry on the availability of capital and financing.

Any of the above factors and numerous others not listed nor foreseen may adversely impact the Company’s financial performance.  Additional information on the potential factors that could affect the Company’s actual results of operations is included in its filings with the Securities and Exchange Commission, which may be viewed on the Investor portal of the Company’s Web Page at www.cleanharbors.com.

Contact:

James M. Rutledge	Bill Geary
Executive Vice President and Chief Financial Officer	Executive Vice President and General Counsel
Clean Harbors, Inc.	Clean Harbors, Inc.
781-792-5100	781-792-5130
InvestorRelations@cleanharbors.com

Jim Buckley
Executive Vice President
Sharon Merrill Associates, Inc.
617-542-5300
clhb@investorrelations.com

CLEAN HARBORS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(in thousands except per share amounts)

	For the three months ended:		For the nine months ended:
	September 30,	September 30,	September 30,	September 30,
	2006	2005	2006	2005
Revenues	$213,903	$178,580	$597,960	$517,456
Cost of revenues	151,606	129,009	418,928	373,990
Selling, general and administrative expenses	26,880	27,464	90,487	77,133
Accretion of environmental liabilities	2,580	2,633	7,633	7,883
Depreciation and amortization	11,063	7,163	26,296	21,517
Income from operations	21,774	12,311	54,616	36,933
Other income (expense)	(111)	(83)	(273)	427
Loss on early extinguishment of debt	—	—	(8,290)	—
Interest (expense), net	(3,254)	(5,884)	(9,303)	(17,791)
Income before provision for income taxes and equity interest in joint venture	18,409	6,344	36,750	19,569
Provision for (benefit from) income taxes	(2,585)	887	1,579	1,900
Equity interest in joint venture	(11)	—	(11)	—
Net income	21,005	5,457	35,182	17,669
Redemption of Series C Preferred Stock, dividends on Series B and C Preferred Stocks and accretion on Series C Preferred Stock	69	70	207	210
Net income attributable to common stockholders	$20,936	$5,387	$34,975	$17,459

Earnings per share:
Basic income attributable to common stockholders	$1.07	$0.35	$1.79	$1.16
Diluted income attributable to common stockholders	$1.02	$0.31	$1.70	$1.02

Weighted average common shares outstanding	19,587	15,416	19,488	15,081
Weighted average common shares outstanding plus potentially dilutive common shares	20,607	17,644	20,641	17,357

CLEAN HARBORS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
ASSETS
(in thousands)

	(Unaudited)
	September 30,	December 31,
	2006	2005
Current assets:
Cash and cash equivalents	$72,890	$132,449
Restricted cash	—	3,469
Marketable securities	10,299	—
Accounts receivable, net	169,515	147,659
Unbilled accounts receivable	16,828	7,049
Deferred costs	6,248	4,937
Prepaid expenses	9,208	6,411
Supplies inventories	19,001	12,723
Deferred tax assets	5,777	219
Income tax receivable	673	1,462
Properties held for sale	8,131	7,670
Total current assets	318,570	324,048

Property, plant and equipment, net	244,111	178,524

Other assets:
Deferred financing costs	7,602	9,508
Goodwill	19,032	19,032
Permits and other intangibles, net	66,465	77,803
Investment in joint venture	2,103	—
Deferred tax assets	15,880	1,715
Other	3,403	3,734
	114,485	111,792
Total assets	$677,166	$614,364

CLEAN HARBORS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
LIABILITIES AND STOCKHOLDERS’ EQUITY
(in thousands)

	(Unaudited)
	September 30,	December 31,
	2006	2005
Current liabilities:
Uncashed checks	$4,797	$7,982
Current portion of long-term debt	5,982	52,500
Current portion of capital lease obligations	1,602	1,893
Accounts payable	95,456	71,372
Accrued disposal costs	3,260	3,109
Deferred revenue	29,415	21,784
Other accrued expenses	51,008	49,779
Current portion of closure, post-closure and remedial liabilities	15,965	10,817
Income taxes payable	5,070	4,458
Total current liabilities	212,555	223,694

Other liabilities:
Closure and post-closure liabilities, less current portion	20,846	20,728
Remedial liabilities, less current portion	137,151	139,144
Long-term obligations, less current maturities	120,491	95,790
Capital lease obligations, less current portion	2,924	4,108
Other long-term liabilities	15,944	14,417
Accrued pension cost	748	825
Total other liabilities	298,104	275,012
Total stockholders’ equity, net	166,507	115,658
Total liabilities and stockholders’ equity	$677,166	$614,364